Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-140543, 333-137368, 333-109785, 333-89364, and 333-73766) and Form S-8 (File No. 333-64618) of Multiband Corporation and Subsidiaries of our report dated April 2, 2009, which contains an unqualified opinion and an explanatory paragraph related to the certain contractual relationships between the Company and DirecTECH Holding Company, Inc. which preceded a business combination occurring on January 2, 2009 and which appears in this annual report on Form 10-K for the year ended December 31, 2008.

/s/ VIRCHOW, KRAUSE & COMPANY, LLP

Minneapolis, Minnesota
April 2, 2009